Exhibit 10.27

COMPOSITE CONFORMED GUARANTY AGREEMENT

(through Am. No. 9)

GUARANTY AGREEMENT, dated September 14, 2000, made by FMC Corporation, a corporation organized and existing under the laws of Delaware (the “Sponsor”), in favor of Astaris LLC, a limited liability company organized and existing under the laws of Delaware (the “Company”) and in favor of the Lenders (the “Lenders”) parties to the Credit Agreement (as defined below) and Bank of America, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Lenders and the Administrative Agent have entered into a Five Year Credit Agreement dated as of September 14, 2000 with the Company (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined). The Sponsor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement.

(2) It is a condition precedent to the making of Advances by the Lenders under the Credit Agreement that the Sponsor, as owner of 50% of the membership interests of the Company, shall have executed and delivered this Agreement, and that Solutia Inc. (the “Other Sponsor”) enter into a substantially similar agreement (the “Other Sponsor Guaranty Agreement”).

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Sponsor hereby agrees as follows:

SECTION 1. Obligation to Cause the Company to Perform. (a) The Sponsor shall pay to the Company from time to time, in cash in U.S. dollars, an amount equal to 50% of the excess, if any, of (a) the amount set forth opposite each date set forth below over (b) the Company’s EBITDA for the period of the immediately preceding four consecutive fiscal quarters ended as of such date, as determined by the Company concurrently with the financial statements required to be delivered by the Company to the Administrative Agent in accordance with Section 5.01(i) of the Credit Agreement for the period ended on each such date:

Four Fiscal Quarters Ended	Amount
September 30, 2000	$82,100,000
December 31, 2000	$81,000,000
March 31, 2001	$84,400,000
June 30, 2001	$87,800,000
September 30, 2001	$91,100,000
December 31, 2001	$94,500,000
March 31, 2002	$97,200,000
June 30, 2002	$99,800,000
September 30, 2002	$102,500,000
December 31, 2002	$105,100,000
March 31, 2003	$112,400,000
June 30, 2003	$119,700,000
September 30, 2003	$127,100,000
December 31, 2003	$134,400,000
March 31, 2004	$135,500,000
June 30, 2004	$136,600,000
September 30, 2004	$137,700,000
December 31, 2004	$138,900,000
March 31, 2005	$139,200,000
June 30, 2005	$139,200,000

The Sponsor shall make payment of funds hereunder by wire transfer to the Administrative Agent as provided in subsection (c) below for application to the Obligations of the Company under the Credit Agreement as provided in Section 2.10(b)(vi) of the Credit Agreement not later than five Business Days after notification of the amount so payable.

(b) If the Sponsor shall at any time and from time to time fail to perform or comply with any of its obligations contained in subsection (a) above and if for any reason the Administrative Agent on behalf of the Lenders shall have failed to receive when due and payable (whether at stated maturity, by acceleration or otherwise) the payment of all or any part of the principal of or interest on the Notes or any other amount payable by the Company under the Credit Agreement, then in each such case, the Sponsor agrees that it will be unconditionally liable and pay to the Administrative Agent for itself and on behalf of the Lenders for the amount of the payment required to be paid in accordance with subsection (a) above not received by the Administrative Agent when so due and payable as well as for all losses, costs and expenses, if any, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent or the Lenders in enforcing this Agreement. For purposes of determining the amount of the Administrative Agent’s loss resulting from the Sponsor’s failure to perform or comply with any of its obligations contained in subsection (a) above, interest on the amount of the award shall be calculated from the date of the default at the interest rate that would have been payable under the Credit Agreement.

(c) Notwithstanding anything herein to the contrary, the Sponsor shall make payment of all funds under this Agreement directly to the Administrative Agent at its office at 101 North Tryon Street, Charlotte, North Carolina 28255 for the benefit of itself and the Lenders; provided, that the Sponsor may, at its election, pay directly to the Company amounts that the Sponsor is entitled to defer pursuant to Section 1(e), but only to the extent that the deferred amount exceeds $10,000,000. All payments which are received by the Company contrary to the provisions of this subsection (c) shall be received in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other funds of the Company and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement).

(d) The obligations of the Sponsor, and the amount of any payment, under Section 1(a) of this Guaranty Agreement shall not be increased solely by reason of the failure of the Other Sponsor to make any payment under Section 1(a) of the Other Sponsor Guaranty Agreement, and calculation of any amount that is payable by the Sponsor under Section 1(a) shall be done as if the Other Sponsor had paid all amounts due under Section 1(a) of the Other Sponsor Guaranty Agreement.

(e) In the event that any payment under Section 1(a) would, but for the proviso contained in Section 2.10(b)(vi) of the Credit Agreement, reduce the Working Capital Facility to an amount below $20,000,000, such payment is not required to be paid until such time as the Working Capital Facility is reduced below $20,000,000 by other provisions of the Credit Agreement, provided that the Sponsor shall either (i) pay to the Administrative Agent an amount equal to the amount of such payment (but not more than $10,000,000 in the aggregate) to be held in an interest bearing account pending application in accordance with the terms of the Credit Agreement on the date that the Working Capital Facility is reduced below $20,000,000 by provisions of the Credit Agreement other than Section 2.10(b)(vi) thereof (the “Reduction Date”) (or for return to the Sponsor in the event that the Working Capital Facility is paid in full and terminated) or (ii) deliver to the Administrative Agent a letter of credit having an available amount of $10,000,000 issued by a Person, and in form and substance, satisfactory to the Administrative Agent, to be drawn on the Reduction Date. Upon the Reduction Date, payments not made by reason of the preceding sentence shall be due and payable upon demand by the Majority Lenders, subject to the first sentence of Section 14.

SECTION 2. Taxes, Etc. (a) The Sponsor agrees to pay any present or future Taxes and any present or future stamp or documentary taxes or any other excise or property taxes, changes or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty Agreement, including any interest and penalties, which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.

(b) The Sponsor will indemnify the Administrative Agent and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent or such Lender (as the case may be) makes written demand therefor.

SECTION 3. Obligation Absolute. The Sponsor will perform its obligations under this Agreement regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the terms of the Loan Documents or any other document related thereto or the rights of the Administrative Agent or the Lenders with respect thereto. The obligations of the Sponsor under this Agreement are independent of the Obligations of the Company under the Loan Documents, and a separate action or actions may be brought and prosecuted against the Sponsor to enforce this Agreement, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions. The obligations of the Sponsor under this Agreement shall be absolute and unconditional irrespective of:

(i) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto or any collateral therefor;

(ii) any change in the time, manner or place of payment of, or in any other term of, any Obligations of the Company under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document including, without limitation, any increase in the Obligations of the Company under the Loan Documents resulting from the extension of additional credit to the Company or any of its Subsidiaries or otherwise;

(iii) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for the Obligations under the Loan Documents;

(iv) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Obligations of the Company under or in respect of the Loan Documents, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Obligations under the Loan Documents or any other assets of the Company or any of its Subsidiaries;

(v) any change, restructuring or termination of the corporate or limited liability company structure or existence of the Company or any of its Subsidiaries;

(vi) the failure of any Lender or the Administrative Agent to disclose to the Sponsor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or any of its Subsidiaries now or hereafter known to such Lender or the Administrative Agent (the Sponsor waving any duty on the part of the Lenders or the Administrative Agent to disclose such information);

(vii) the failure of the Other Sponsor to perform any of its obligations under the Other Sponsor Guaranty Agreement or any other person to execute or deliver any other keepwell agreement or the release or reduction of liability of the Other Sponsor or any other guarantor or surety with respect to the Company’s Obligations under the Loan Documents; or

(viii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender or the Administrative Agent that might otherwise constitute a defense available to, or a discharge of, the Company or a surety.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Company’s Obligations under the Loan Documents is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

SECTION 4. Waivers and Acknowledgments. The Sponsor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to the Loan Documents and this Agreement and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Company or any other person or entity or any Collateral.

SECTION 5. Separate Undertaking. Without limiting the generality of any of the foregoing provisions of this Agreement, the Sponsor irrevocably waives, to the full extent permitted by applicable law and for the benefit of, and as a separate undertaking with, the Lenders and the Administrative Agent, any defense to the performance of this Agreement which may be available to the Sponsor as a consequence of this Agreement being rejected or otherwise not assumed by the Company or any trustee or other similar official for the Company or for any substantial part of the property of the Company, or as a consequence of this Agreement being otherwise terminated or modified, in any proceeding seeking to adjudicate the Company a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of the Company or the debts of the Company under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, whether such rejection, non-assumption, termination or modification be by reason of this Agreement being held to be an executory contract or by reason of any other circumstance. If this Agreement shall be so rejected or otherwise not assumed, or so terminated or modified, the Sponsor agrees for the benefit of, and as a separate undertaking with, the Lenders and the Administrative Agent that it will be unconditionally liable to pay to the Administrative Agent an amount equal to each payment which would otherwise be payable by the Sponsor under or in connection with this Agreement if this Agreement were not so rejected or otherwise not assumed or were otherwise not so terminated or modified, such amount to be payable to the Administrative Agent, at its office specified in Section 2.13 of the Credit Agreement or otherwise in accordance with the instructions of the Administrative Agent, as and when such payment would otherwise be payable hereunder and such amount to be applied as such payment would otherwise be applied under Section 2.13 of the Credit Agreement.

SECTION 6. Consent to Jurisdiction. (a) The Sponsor hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, and the Sponsor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or in such Federal court. The Sponsor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by law or affect the right of any Lender or the Administrative Agent to bring any action or proceeding against the Sponsor or its property in the courts of any other jurisdictions.

SECTION 7. Representations and Warranties. The Sponsor hereby represents and warrants as follows:

(a) The Sponsor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Sponsor of this Agreement, and the consummation of the transactions contemplated hereby, are within the Sponsor’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Sponsor’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Sponsor.

(c) No authorization or approval or other action by, and no notice to or filing with, an governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Sponsor of this Agreement.

(d) This Agreement has been duly executed by the Sponsor. This Agreement is the legal valid and binding obligation of the Sponsor enforceable against the Sponsor in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

(e) The Sponsor is the legal and beneficial and record owner of 49%, and is the indirect beneficial owner of 1%, of all outstanding membership interests of the Company, in each case free and clear of any lien, security interest, option or other charge or encumbrance.

(f) The Sponsor has, independently and without reliance upon the Administrative Agent or any Lender and based on documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

(g) Neither the Sponsor nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

SECTION 8. Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment under the Credit Agreement, the Sponsor will:

(a) Maintain, directly or indirectly, its 50% ownership interests in the Company free and clear of all Liens;

(b) Cause the Company to prepare the calculations necessary to determine compliance with Section 1 of this Agreement within the period specified in Section 1 of this Agreement; and

(c) Comply with each and every covenant set forth in Articles V, VI, VII or VII of the FMC Credit Agreement, each of which is incorporated herein by reference, except to the extent that compliance with such terms of the Sponsor Credit Agreement is amended or waived as contemplated by the first proviso to Section 6.01(c)(v) of the

Credit Agreement or no longer applicable as contemplated by the second proviso to such Section. The provisions of Article V of said Credit Agreement (including defined terms and exhibits and schedules referred to therein) are incorporated in this Section 8 by reference, with the same force and effect as if the same were set out in this Section 8 in full. All references in such incorporated provisions to the “Agent”, “Agreement”, “Borrower” and “Lenders” shall, without further reference, mean and refer to Bank of America, as Administrative Agent under the Credit Agreement, this Guaranty Agreement, the Sponsor and the Lenders under the Credit Agreement, respectively, and, without limitation, all references in such incorporated provisions to the “Commitment hereunder” shall mean and refer to the Commitments of the Lenders under the Credit Agreement and all references to the “date hereof” shall mean and refer to December 6, 1996. The incorporation by reference in to this Guaranty Agreement from the Sponsor Credit Agreement is for convenience only, and this Guaranty Agreement and the Sponsor Credit Agreement shall at all times be, and be deemed to be and treated as, separate and distinct facilities. Incorporations by reference in this Guaranty Agreement from the Sponsor Credit Agreement shall not be affected or impaired by any subsequent expiration or termination of the Sponsor Credit Agreement, nor by any amendment thereof or waiver thereunder unless the Lenders owed at least 66 2/3% of the Advances shall have consented to such amendment or waiver in writing.

SECTION 9. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Sponsor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Company, the Administrative Agent and the Majority Lenders (provided that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, (a) limit the liability of the Sponsor hereunder, or (b) change the number of Lenders required to take any action hereunder), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 10. Expenses. The Sponsor will upon demand pay to the Company and the Administrative Agent, respectively, the amount of any and all reasonable expenses, including the reasonable fees and expenses of their respective counsel and of any experts and agents, which the Company and the Administrative Agent or the Lenders, as the case may be, may incur in connection with (i) the exercise or enforcement of any of their respective rights hereunder or (ii) the failure by the Sponsor to perform or observe any of the provisions hereof.

SECTION 11. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered to it, if to the Sponsor, at its address at 200 E. Randolph Street, Chicago, Illinois 60601, Attention: Treasurer, and if to the Company, the Administrative Agent or any Lender, at its address specified in the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

SECTION 12. No Waiver; Remedies. No failure on the part of the Company, the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 13. Subordination. The Sponsor hereby subordinates any and all debts, liabilities and other Obligations owed to the Sponsor by any Loan Party (the “Subordinated Obligations”) to the Obligations of each Loan Party under the Loan Documents (the “Senior Obligations”) to the extent and in the manner hereinafter set forth in this Section 13.

(a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any Loan Party) or an Underfunding Event (as defined below), the Sponsor may receive regularly scheduled payments from any Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any Loan Party) or any Underfunding Event, however, unless the Administrative Agent otherwise agrees, the Sponsor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Senior Obligations. In any proceeding under any Bankruptcy Law relating to any Loan Party, the Sponsor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Senior Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”) before the Sponsor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any Loan Party) or any Underfunding Event, the Sponsor shall, if the Administrative Agent so request, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent on account of the Senior Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Sponsor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any Loan Party) or any Underfunding Event, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Sponsor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Senior Obligations (including any and all Post Petition Interest), and (ii) to require the Sponsor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Senior Obligations (including any and all Post Petition Interest).

(e) Underfunding Event. As used in this Section 13, “Underfunding Event” means the condition there exists an excess of (i) the amount set forth opposite each of the Company’s fiscal quarters set forth below over (ii) the sum of (x) the Company’s EBITDA for the period of the immediately preceding four consecutive fiscal quarters ended as of such date plus (y) the amount of Subordinated Obligations payable to the Sponsor or to the Other Sponsor during such fiscal quarter, the payment of which was deferred in accordance with this Section 13 or Section 13 of the Other Sponsor Guaranty Agreement, as the case may be:

Fiscal Quarter Ended	Amount
September 30, 2000	$86,700,000
December 31, 2000	$85,500,000
March 31, 2001	$89,100,000
June 30, 2001	$92,600,000
September 30, 2001	$96,200,000
December 31, 2001	$99,800,000
March 31, 2002	$102,600,000
June 30, 2002	$105,400,000
September 30, 2002	$108,200,000
December 31, 2002	$111,000,000
March 31, 2003	$118,700,000
June 30, 2003	$126,400,000
September 30, 2003	$134,100,000
December 31, 2003	$141,800,000
March 31, 2004	$143,000,000
June 30, 2004	$144,200,000
September 30, 2004	$145,400,000
December 31, 2004	$146,600,000
March 31, 2005	$146,900,000
June 30, 2005	$147,300,000

SECTION 14. Continuing Agreement; Assignments under Credit Agreement. This Agreement is a continuing agreement and shall (i) remain in full force and effect until the later of (x) the payment in full of the Notes and all other amounts payable under the Loan Documents or this Agreement and (y) the expiration or termination of the Commitments, (ii) be binding upon the Sponsor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Company, the Lenders, the Administrative Agent and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Lender herein or otherwise, subject, however, to the provisions of Article VII (concerning the Administrative Agent) of the Credit Agreement.

SECTION 15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 16. Subrogation. The Sponsor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Sponsor’s obligations under or in respect of this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent and the Lenders against the Company or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take over or receive from the Company or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Agreement shall have been paid in full in cash, and the Commitments and all Letters of Credit shall have expired or been terminated. If any amount shall be paid to the Sponsor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of all amounts payable under this Agreement and (b) the latest date of expiration or termination of the Commitments and all Letters of Credit, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of the Sponsor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the amounts payable under this Agreement, whether matured, or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any amounts payable under this Agreement thereafter arising. If (i) the Sponsor shall make payment to the Administrative Agent of all or any part of the Sponsor’s obligations under this Agreement, (ii) all amounts payable under this Agreement shall have been paid in full in cash, and (iii) the Commitments and all Letters of Credit shall have expired or been terminated, the Administrative Agent will, at the Sponsor’s request and expense, execute and deliver to the Sponsor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Sponsor of an interest in the Company’s Obligations resulting from such payment made by the Sponsor pursuant to this Agreement.

SECTION 17. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Administrative Agent in the negotiation, administration or enforcement thereof.

IN WITNESS WHEREOF, the Sponsor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

FMC CORPORATION

By:	/s/ Thomas C. Deas, Jr.

Name: Thomas C. Deas, Jr.
Title: Vice President & Treasurer

The foregoing Agreement is hereby

accepted and agreed to as of the

date first above written:

ASTARIS LLC

By:	/s/ Paul Schlessman

Title: VP Finance & Chief Financial Officer

BANK OF AMERICA, N.A.
as Administrative Agent for itself and on behalf of the Lenders

By:	/s/ Wendy J. Gorman

Title: Managing Director

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